Exhibit 4.15

Amendment No. 11
to the
The 401(k) Stock Purchase Plan for Employees of
Cullen/Frost Bankers, Inc. and its Affiliates
(Effective as of January 1, 2013)

Whereas, Cullen/Frost Bankers, Inc. (the “Company”) maintains “The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates”, as last amended and restated effective as of January 1, 2013 (the “Plan”), for the benefit of its eligible employees and the eligible employees of any participating affiliate; and
Whereas, pursuant to section 11.1 of the Plan, the Company may amend the Plan from time to time; and
Whereas, the Company desires to amend the Plan to provide that, in accordance with the provisions of the SECURE 2.0 Act of 2020, effective for distributions after December 31, 2023, the limit on distributions that may be automatically rolled over to an acceptable individual retirement account in the absence of alternative instructions from a participant (or beneficiary, as applicable) shall be increased from $5,000 to $7,000.
Now, Therefore, in accordance with the provisions of section 11.1 of the Plan, the following actions are hereby taken, and the Plan shall be amended, effective as of January 1, 2024, in the following respects:
1.    Section 6.1 of the Plan is amended and restated in its entirety to provide as follows:
6.1    Distribution Upon Retirement, Death, or Disability
Upon a Member's retirement at or after his Normal Retirement Age, the Member's Disability, the Member's death, the Member's Account shall be distributed to the Member (or to his Beneficiary in case of his death), pursuant to the terms of Plan section 6.4. The value of the Member's Account shall be determined as of the last Valuation Date preceding the date of such distribution. Notwithstanding any provision to the contrary, the value of any Company stock paid in cash will be determined in accordance with the procedures described in Plan section 7.4.
Effective March 28, 2005, and prior to January 1, 2016, if the nonforfeitable portion of a Member's Account exceeds $1,000, then such distribution shall not be made (without the Member's consent) at any time before the earlier of his 65th birthday or his death. The above $1,000 limitation was previously $5,000 for distributions made between January 1, 1998 and March 28, 2005, and $3,500 for distributions prior to January 1, 1998. Information regarding the Member's Account shall be given and consent obtained at the time and in the manner required by law.
For purposes of this Plan section 6.1, in addition to a determination of a Disability as determined under the definition of "Disability" in Plan section 2.1(m), a Member shall be considered to have terminated employment due to a "Disability" if such Member has been determined to be disabled and is eligible to receive benefits due to such disability under Social Security or a benefit program maintained by an Employer providing for long-term disability benefits. Notwithstanding the foregoing provisions of this Plan section 6.1 in calculating the distribution dollar threshold amount described herein (e.g., $1,000 for periods on or after March 28, 2005), amounts credited to a Member's Account that are credited to a Rollover Contributions Account shall not be recognized.
Effective January 1, 2016, if the nonforfeitable portion of the Member's Account is more than $1,000 but not more than $5,000, then, unless the Member makes a timely and valid election otherwise, the nonforfeitable portion of the Member's Account will be rolled over in an automatic rollover contribution to an individual retirement account established by the Committee for the benefit of such Member. Effective January 1, 2016, if the nonforfeitable portion of a Member's Account exceeds $5,000 then such distribution shall not be made without the Member's consent at any time before the earlier of his 65th birthday or his death. Notwithstanding the foregoing, effective for distributions made after December 31, 2023, the $5,000 limit set forth in this last paragraph of Section 6.1 shall be increased to $7,000.

2.    Section 6.2 of the Plan is amended and restated in its entirety to provide as follows:
6.2    Distribution Upon Termination of Employment for Reasons Other Than Retirement, Death, or Disability
Upon the termination of employment of a Member for any reason other than his retirement at or after Normal Retirement Age, death, or Disability, the full amount of the Member’s After-Tax Contributions Account, Before-Tax Contributions Account, Roth Elective Deferral Account, Nonelective Discretionary Contributions Account, and Rollover Contributions Account and the vested portion of his Profit Sharing Contribution Account, ESOP Account and Matching Contributions Account shall be distributed to him, pursuant to the terms of Plan section 6.4. The value of the Member’s Account shall be determined as of the last Valuation Date preceding the date of such distribution.
Notwithstanding any provision to the contrary, the value of any Company stock for which payment in cash is to be made shall be determined in accordance with the procedures described in Plan section 7.4. Effective as of March 28, 2005, if the nonforfeitable portion of a Member’s Account exceeds $1,000 ($3,500 for distributions prior to January 1, 1998 and $5,000 for distributions made before March 28, 2005 and after December 31, 1997), then such distribution shall not be made (without the Member’s consent) at any time before the earlier of his 65th birthday or his death. A Member’s consent is not valid unless the Member has received a general description of the material features and an explanation of the relative values of optional forms (if any) available to the Member and information regarding the Member’s right to defer receipt of the distribution. Such information shall be given and consent obtained within the time frames required by law.
Notwithstanding the foregoing provisions herein, in calculating the distribution dollar threshold amount described herein ($1,000 for periods prior on or after March 28, 2005), amounts credited to a Member’s Account that are credited to his Rollover Contributions Account shall not be recognized.
Notwithstanding the foregoing, and effective January 1, 2016, if the nonforfeitable portion of the Member's Account is more than $1,000 but not more than $5,000, then, unless the Member makes a timely and valid election otherwise, the nonforfeitable portion of the Member's Account will be rolled over in an automatic rollover contribution to an individual retirement account established by the Committee for the benefit of such Member. Effective January 1, 2016, if the nonforfeitable portion of a Member's Account exceeds $5,000 then such distribution shall not be made without the Member's consent at any time before the earlier of his 65th birthday or his death. Notwithstanding the foregoing, effective for distributions made after December 31, 2023, the $5,000 limit set forth in this last paragraph of Section 6.2 shall be increased to $7,000.
3.    Section 6.3(a) of the Plan is amended and restated in its entirety to provide as follows:
6.3    Forfeitures
(a)    Effective March 28, 2005, if a Member's employment as an Employee terminates and the nonforfeitable portion of a Member's Account is not greater than $1,000 (and at the time of any prior distribution never exceeded the then applicable maximum dollar limit as reflected in Plan section 6.1), the Member shall receive a distribution of the value of the nonforfeitable portion of his Account, and the nonvested portion shall be treated as a forfeiture on the day on which the distribution occurred and applied pursuant to Plan section 4.7. Effective January 1, 2016, if a Member's employment as an Employee terminates and the nonforfeitable portion of a Member's Account is greater than $1,000 but not greater than $5,000 (and at the time of any prior distribution never exceeded the then applicable maximum dollar limit as reflected in Plan section 6.1), the Member shall have an automatic rollover contribution equal to the nonforfeitable portion of such Member's Account made to an individual retirement account as described earlier at Plan section 6.1, and the nonvested portion of the Member's Account shall be treated as a forfeiture on the day on which the distribution occurred and applied pursuant to Plan section 4.7. Notwithstanding the foregoing, effective for distributions made after December 31, 2023, the $5,000 limit set forth in the immediately preceding sentence shall be increased to $7,000. If the Member terminates employment as an Employee and he is zero percent vested in his Account at such time, such Member shall be considered to have received a distribution of such zero balance amount on his termination of employment date and the foregoing provisions of this subsection (a) shall be applied to such Member. Notwithstanding the foregoing provisions herein, in calculating the distribution dollar threshold amount described herein ($1,000 for periods on or after March 28, 2005, and $1,000 or $5,000 for periods after January 1, 2016 and prior to January 1, 2024, or $1,000 or $7,000 for distributions after December 31, 2023, as applicable), amounts credited to a Member's Account that are credited to a Rollover Contributions Account shall not be recognized.

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In Witness Whereof, the Company has caused this instrument to be executed by its duly authorized officers effective as of the date provided herein.

Cullen/Frost Bankers, Inc.

Attest:		By:	/s/ Annette Alonzo

By:	/s/ Janet Lane	Its:	Group Executive Vice President

Its:	Director of Employee Benefits		October 25, 2023

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